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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT

      This Agreement made as of November 1,2005, by and among Gerald T. Mulligan (the "Executive"), LSB Corporation ("LSB") and Lawrence Savings Bank (the "Bank") shall be effective as of January 3,2006 (the "Effective Date").

      WHEREAS, the Boards of Directors of LSB and the Bank (collectively with any subsidiaries and affiliates thereof, the "Company") recognize the Executive's potential contribution to the growth and success of the Company and desire to assure the Company of the Executive's employment in an executive capacity and to compensate him therefore; and

      WHEREAS, the Executive is desirous of being employed by the Company and of committing himself to serve both LSB and the Bank on the terms herein provided;

      NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

      1. Position, Responsibilities and Term of Employment.

      1.01 Position. The Executive shall serve as President and Chief Executive Officer of LSB and the Bank and in such additional management position(s) as the Boards of Directors of LSB and the Bank (the "Boards" or, as appropriate, individually the "Board") shall designate. In this capacity the Executive shall, subject to the By-Laws of LSB and the Bank, and to the direction of the Boards, serve LSB and the Bank by performing such duties and carrying out such responsibilities as are normally related, in accordance with the standards of the banking industry, to the Executive's position, level of experience and training.

      1.02 Best Efforts Covenant. The Executive will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for, and in the business and affairs of, the Company and any subsidiaries and affiliates thereof.

      1.03 Exclusivity Covenant. While employed by the Company, the Executive will not undertake or engage in any other employment, occupation or business enterprise without providing prior notice to the Board of Directors, or if, after receiving such notice, the Board of Directors objects to such outside undertaking or engagement. Further, while employed by the Company, the Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to, or competitive with the Company, its business or prospects, financial or otherwise, or take any action toward any of the foregoing, except investments representing less than 1% of the outstanding voting shares of any publicly-held corporation.

      1.04 Initial Term and Extensions. Subject to the provisions of this section and Section 3.03 hereof, the term of this employment agreement shall be for three years commencing with the Effective Date hereof, provided, however, that the term shall be extended automatically for periods of one year commencing on the second anniversary of the Effective Date and on each

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subsequent anniversary thereafter (meaning that commencing on the second anniversary of the Effective Date, this agreement will have a two-year term from such renewal), unless either party gives written notice to the other, prior to the date of such anniversary, of such party's election not to extend the term of this agreement; provided, however, that in no event will the term of this agreement extend beyond the date on which the Executive attains the age of 65 without the affirmative approval of the Boards.

      2. Compensation.

      2.01 Base Salary.

      a) Commencing on the Effective Date hereof, the Company shall pay to the Executive for the services to be rendered hereunder a base annual salary of $335,000.

      b) There shall be an annual review for merit by the Boards and the Executive's Base Salary may be adjusted up or down if the Boards deem such an adjustment to be appropriate to reflect the value of the services of the Executive.

      c) The Executive's base salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executive officers.

      2.02 Incentive Compensation. In addition to a base salary, the Executive shall be entitled to receive payments under the incentive compensation bonus program(s) (as in effect from time to time) maintained by either, or both, LSB or the Bank, if any, in such amounts as are determined by the Company to be appropriate for senior executive officers.

      2.02 Participation in Benefit Plans.

      (a) The Executive shall be entitled to participate in, and receive benefits under, all employee benefit plans and arrangements maintained by either, or both, LSB or the Bank in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any other pension, profit sharing, stock bonus or employee stock ownership plan adopted by LSB and/or the Bank, and all group life, health, dental, disability and other insurance) or any substitute or additional plans, policies or arrangements made available in the future to the similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements. At the date the Executive begins employment with the Company and to the extent permitted by the documents governing the plans, he shall participate in (at the cost and expense of the Company) the group life insurance, health plans, and other health and welfare plans maintained by LSB and/or the Bank, notwithstanding any waiting period otherwise provided for in such plans.

      (b) The Company shall pay all reasonable costs associated with an annual physical examination for the Executive.

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      (c) Nothing paid to the Executive under any plan, policy or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other Compensation to the Executive hereunder as described in this
Section 2.

      2.04 Vacation Days. The Executive shall be entitled to the number of paid vacation days and paid holidays in each year as are determined by the Company from time to time for senior executive officers, provided that the aggregate annual number of such vacation days exclusive of paid holidays shall at no time fall below twenty per calendar year.

      2.05 Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Boards for the senior executive officers of the Company) in performing services hereunder.

      3. Termination.

      3.01 Termination by the Company Other Than for Cause.

      (a) If during the term of this Agreement the Company terminates the employment of the Executive and such termination is not for "cause" (as defined in Section 3.02):

            (1) The Company shall pay to the Executive an amount equal to the Executive's monthly base salary (as defined in Section 2.01 and at the monthly salary rate in effect on the date of such termination) multiplied by the greater of: (i) 12 months; or
                  (ii) the number of months remaining in the term of this Agreement. This amount shall be paid to the Executive in one lump sum as soon as practicable, but in no event later than 60 days after the date of termination.

            (2) The Company shall also pay the Executive, throughout the remainder of the term of this Agreement (as defined in Section 1.04) following the date of termination, such Compensation as is provided to the Executive pursuant to Section 2.02 (to the extent that incentive compensation relates to a period prior to termination), Section 2.03 (except where continuation of benefits cannot be provided as contemplated by this Section
                  3.01 by reason of a prohibition in the terms of the benefit plan) and Section 2.05. For the purposes of determining the amount of benefits to which the Executive shall continue to be entitled to pursuant to Section 2.03, the Executive shall be deemed, throughout the period of his entitlement pursuant to this Section 3.01, to have continued employment by the Company at a rate of total compensation equal to the rate in effect on the date of termination.

      (b) If LSB or the Bank fails to reappoint (or reelect) the Executive to the position or positions listed in Section 1-01, fails to comply with the provisions of Section 2 or engages in any other material breach of the terms of this Agreement, a termination of the Executive's employment shall be considered to be a termination of the

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            Executive's employment by the Company for reasons other than "cause"
            (as defined in Section 3.02 below) pursuant to this Section 3.01.

      3.02 Termination by the Company for Cause.

            (a) The Company shall have the right to terminate the employment of the Executive for cause only after (i) giving written notice to the Executive setting forth in reasonable detail the nature of such cause, and (ii) giving the Executive a reasonable and fair opportunity to respond to such written notice. Effective as of the date that the employment of the Executive terminates by reason of cause, this Agreement shall terminate and no further payments of the Compensation described in Section 2 (except for such remaining payments of Base Salary under Section 2.01 relating to periods during which the Executive was employed by LSB or the Bank, benefits under Section 2.03 which are required by applicable law to be continued, and reimbursement of proper expenses under Section 2.05) shall be made.

            (b) For the purposes of this Section, "cause" shall mean willful or gross neglect of duties for which the Executive is employed (other than on account of a medically determinable disability which renders the Executive incapable of performing such services); commission of fraud, misappropriation or embezzlement in the performance of the Executive's duties hereunder (irrespective of any criminal prosecution therefore); conviction of a criminal offense involving a finding or admission of personal dishonesty, breach of trust or moral turpitude; removal or prohibition from office by federal or state financial institution regulatory authorities, which removal or prohibition has become final and not subject to further appeal; material failure to follow proper instructions of either Board; or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in Sections 1.03 or 5.04.

      3.03 Termination Following Change in Control. If there is a "change of control" (as defined in subsection (a) below) while this Agreement is in effect, the provisions of this Section 3.03 shall apply and shall continue to apply for a two-year period following the "change of control" (as defined subsection (a) below) regardless of whether the Agreement is terminated. If during the two-year period following a "change of control" the Executive's employment is terminated by the Executive following the occurrence of any of the events listed in subsection (b) below, the Executive shall receive the compensation provided in subsection (c) below. Similarly, if the Executive's employment is terminated without "cause" (as defined in Section 3.02 above) by LSB or the Bank during the two-year period following a "change of control", the Executive shall receive the compensation provided in subsection (c) below.

      (a) For the purposes of this Section 3.03, a "change of control" shall mean the occurrence of any one or more of the following events:

            (1) after the Effective Date, any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than LSB or the

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Bank, becomes a beneficial owner (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 15% or more of the total number of votes that may be cast for the election of directors of either LSB or the Bank and two-thirds of the directors of the Boards, or the appropriate Board, have not consented to such event prior to its occurrence or within 60 days thereafter, provided that if the consent occurs after the event, it shall only be valid for the purposes of this paragraph (1) if a majority of the consenting Board or Boards are comprised of directors of either, or both, LSB and the Bank, as appropriate, who were directors of either, or both, LSB or the Bank, as appropriate immediately prior to the event;

            (2) within two years after a merger, consolidation or sale of assets (other than in the ordinary course of business of LSB or the Bank, as appropriate), involving LSB or the Bank, or a contested election of a director of either, or both, LSB or the Bank, as appropriate, or any combination of the foregoing, the individuals who were directors of LSB or the Bank immediately prior thereto shall cease to constitute a majority of the respective Boards;

            (3) within two years after a tender offer or exchange offer for voting securities of LSB or the Bank (other than by LSB or the Bank, as appropriate), the individuals who were directors of LSB or the Bank, as appropriate, immediately prior thereto shall cease to constitute a majority of the appropriate Board or the Boards.

      (b) The events referred to in this Section 3.03 shall be as follows:

            (1) a reduction of the Executive's Compensation (as described in Section 2 above) other than a reduction which is based on the financial performance of the Company and is similar to the reduction made to the compensation provided to each other senior executive officer of the Company, provided that such reduction does not exceed 25%;

            (2) in the reasonable good faith judgment of the Executive, a significant change in the Executive's responsibilities and/or duties which constitutes, when compared to the Executive's responsibilities and/or duties before the "change of control," a demotion;

            (3) a loss of title or office;

            (4) an increase in the Executive's Compensation following a "change of control" that, when compared to the increase in Compensation received by the Executive in the prior three years, is a lower dollar amount or percentage increase, except that such reduced increase in the Executive's Compensation shall not be considered an "event" for purposes of this subsection (b) if such reduction is based on the financial performance of the Company and is similar to the reduction in increases in compensation provided to each other senior executive officer of the Company; or

            (5) a requirement that the Executive report to work at a location that is more than 25 miles from the main office of the Company immediately prior to the "change in control".

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      (c) If the Executive becomes entitled to receive compensation pursuant to this Section 3.03, he shall receive a lump-sum payment from the Bank within 60 days of the termination of his employment. Such lump-sum payment shall equal the amount which is $20 less than 300% of the Executive's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), provided that the Boards shall have discretion, without the prior consent of the Executive, to reduce the amount of such payment to the extent necessary to ensure that such lump-sum payment is not subject to tax pursuant to
Section 4999 of the Code.

      (d) If the Executive's termination of employment is covered by both
Section 3.01 and this Section 3.03, the Executive shall receive the compensation described in subsection (c) above.

      3.04 Termination by Death or Disability. If the Executive dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code), this Agreement shall terminate and the Executive shall then be entitled to such compensation described in Section 2 that relates to the period that he performed services for the Company plus all applicable benefits to which the Executive is entitled under employee benefit plans maintained by the Company, incentive compensation or bonus plans, other benefit plans or programs maintained by the Company and all such other benefits from employment policies and practices of the Company.

      4. Assignment.

      This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of such parties and shall also bind and inure to the benefit of any successor or successors of LSB or the Bank by reorganization, merger or consolidation and any assignee of all or substantially all of the business and properties of LSB or the Bank, but, except as to any such successor or assignee of LSB or the Bank, neither this Agreement nor any rights or benefits hereunder may be assigned by LSB, the Bank or the Executive.

      5. Miscellaneous.

      5.01 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of The Commonwealth of Massachusetts

      5.02 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      5.03 Notices. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by pre-paid registered or certified mail, return receipt requested, or by recognized commercial courier with proof of delivery to the party entitled to receive same.

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      5.04 Confidential Information. The Executive will not disclose to any other person or entity (except as required by applicable law or in connection with the performance of his responsibilities hereunder), or use for his own benefit or for the benefit of others, any confidential information of the Company obtained by him incident to his employment with LSB or the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities which have been discussed or considered by the Boards or management of the Company but does not include any information which the Company or the Boards have authorized to be made public other than on account of the Executive's failure to comply with the provisions of this Section.

      5.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against whom such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of any other provision.

      5.06. Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

      5.07 Survival of Rights and Obligations. All rights and obligations of the Executive, LSB or the Bank arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement.

      5.08 Entire Agreement. This Agreement constitutes and defines the entire, complete and final agreement and understanding of the parties with respect to the terms and conditions of the Executive's employment by the Company, the Executive's compensation and benefits therefor, the circumstances and manner in which said employment may be terminated, and the consequences of such termination. By signing below, the Executive acknowledges and represents that the Company and its representatives have made no other representations, promises, or commitments to, and have entered into no separate or unwritten understandings or agreements with, the Executive or the Executive's representatives with respect to the Executive's employment by the Company or any of the terms or conditions thereof.

      6. Arbitration

      6.01 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which

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            shall be as provided in this Section 6.01. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            In any arbitration proceeding brought pursuant to this Section 6.01, or in any court proceeding to enforce or review an award of the arbitrators, each of the parties shall pay his or its own legal costs, expenses and attorneys' fees, provided, that if the issue or one of the issues if there be more than one, between the parties is whether the termination or dismissal of the Executive was for "cause," and the ultimate conclusion, whether made by the arbitrators, or by a court (in a proceeding to enforce or review the arbitration award) is that the termination or dismissal was not for "cause," then the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) all of the Executive's reasonable legal costs, expenses and attorneys' fees incurred in the arbitration and court proceedings. The provisions of this Section
            6.01 shall apply regardless of whether the termination or dismissal of the Executive for cause was made after or as a result of a "change of control."

                                    Execution

            Upon execution below by all parties, this Agreement will enter into full force and effect on the Effective Date.

LAWRENCE SAVING BANK                           EXECUTIVE

By: /S/ THOMAS J. BURKE                        /S/ GERALD T. MULLIGAN
    --------------------------------           --------------------------------
                                               Gerald T. Mulligan

                                      Witness: /S/ CYNTHIA J. MILNE
                                               --------------------------------

LSB CORPORATION

By: /S/ THOMAS J. BURKE
    --------------------------------

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